EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-105160 and No. 333-102876 of Imperial Sugar Company (“Imperial”) each on Form S-8 of our report dated December 15, 2003, appearing in this Annual Report on Form 10-K of Imperial for the year ended September 30, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the application of fresh start accounting in accordance with AICPA’s Statement of Position 90-7 “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code” and the lack of comparability of financial information between reporting periods).

DELOITTE & TOUCHE LLP

Houston, Texas

December 15, 2003